Page 1 of 13 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
    ----------------------------------------------------------------------
                                  SCHEDULE 13G

           Information Statement pursuant to Rule 13d-1 and 13d-2

                             (AMMENDMENT NO.2)*

                                  HALLIBURTON CO
                  ---------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                  ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)
                                   406216101
                  ---------------------------------------------
                                  (CUSIP NUMBER)
    ----------------------------------------------------------------------
    Check the following box if a fee is being paid with this statement :_:
    (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 2 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Assurances I.A.R.D. Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    -------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF October 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     9,762,370
                -----------------------------------------------
                6- SHARED VOTING POWER
                     10,392,810
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     22,355,410
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     63,158
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                22,448,620
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         5.1%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 3 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Assurances Vie Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF October 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     9,762,370
                -----------------------------------------------
                6- SHARED VOTING POWER
                     10,392,810
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     22,355,410
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     63,158
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                22,448,620
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         5.1%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 4 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      Alpha Assurances Vie Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF October 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     9,762,370
                -----------------------------------------------
                6- SHARED VOTING POWER
                     10,392,810
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     22,355,410
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     63,158
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                22,448,620
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        5.1%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101         13G                Page 5 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Courtage Assurance Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF October 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     9,762,370
                -----------------------------------------------
                6- SHARED VOTING POWER
                     10,392,810
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     22,355,410
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     63,158
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                22,448,620
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.1%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 6 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA-UAP

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF October 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     9,762,370
                -----------------------------------------------
                6- SHARED VOTING POWER
                     10,392,810
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     22,355,410
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     63,158
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                22,448,620
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             5.1%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   HC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 7 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      THE EQUITABLE COMPANIES INCORPORATED

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-3623351
    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF October 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     9,756,270
                -----------------------------------------------
                6- SHARED VOTING POWER
                     10,392,810
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     22,349,311
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     63,158
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                22,442,519

    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.1%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                  HC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 8 of 13 Pages
              --------------
              HALLIBURTON CO

    Item 1(b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              3600 Lincoln Plaza
              Dallas, TX 75201


    Item 2(a) Name of Person Filing:
              ---------------------
              Alpha Assurances Vie Mutuelle,
              AXA Assurances I.A.R.D Mutuelle,
              AXA Assurances Vie Mutuelle,
              and AXA Courtage Assurance Mutuelle,
              as a group (collectively, the 'Mutuelles AXA').

              AXA-UAP

              The Equitable Companies Incorporated
                (the 'Equitable Companies')

                (Please contact Patrick Meehan at (212) 641-8234
                            with any questions.)

    Item 2(b) Address of Principal Business Office:
              ------------------------------------
              Alpha Assurances Vie Mutuelle
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              AXA-UAP
              9 Place Vendome
              75001 Paris France

              The Equitable Companies Incorporated
              1290 Avenue of the Americas
              New York, New York 10104

                                                      Page  9 of 13 Pages


    Item 2(c) Citizenship:
              -----------
              Mutuelles AXA and AXA-UAP France
              Equitable Companies - Delaware

    Item 2(d) Title of Class of Securities:
              ----------------------------
              Common Stock

    Item 2(e) CUSIP Number:
              ------------
              406216101

    Item 3.   Type of Reporting Person:
              ------------------------
              Equitable Companies as a parent holding company, in accordance with 240.13d-1 (b)(ii)(G).

              The Mutuelles AXA, as a group, acting as a parent holding company.

              AXA-UAP as a parent holding company.

                                                    Page 10 of 13 Pages
    Item 4. Ownership as of October 31, 1998:
            ------------------------------
    (a) Amount Beneficially Owned:
        -------------------------
       22,448,620 shares of common stock beneficially owned including:
                                                        No. of Shares
                                                    ---------------------
    The Mutuelles AXA, as a group                                       0
    AXA-UAP                                                             0
    AXA-UAP Entity or Entities:
       National Mutual Funds Management (Australia)
    Common Stock                                       5,800        5,800
                                                  ----------
       Sun Life & Provincial Holdings PLC (U.K.)
    Common Stock                                         300          300
                                                  ----------
        acquired solely for investment purposes:

    (Each of the Mutuelles AXA, as a group, and AXA-UAP expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G).
    The Equitable Companies Incorporated                                0

    Subsidiaries:
    ------------
    Alliance Capital Management L.P.
    acquired solely for investment purposes on
    behalf of client discretionary investment
    advisory accounts:
    Common Stock                                  20,686,866   20,686,866
                                                  ----------
    Donaldson, Lufkin & Jenrette Securities Corporation
    held for investment purposes:
    Common Stock                                      72,558
    Shares which may be acquired/(disposed of)
    upon exercise of options                         -12,100       60,458
                                                  ----------
    The Equitable Life Assurance Society of the United States
    acquired solely for investment purposes:
    Common Stock                                   1,312,200    1,312,200
                                                  ----------
    Wood, Struthers & Winthrop Management Corporation
    acquired solely for investment purposes on
    behalf of client discretionary investment
    advisory accounts:
    Common Stock                                     382,995      382,995
                                                  ----------  -----------
    Total                                                      22,448,620
                                                              ===========
    (Each of the above subsidiaries of The Equitable operates under independent management and makes independent decisions.)
    (b) Percent of Class:                                        5.1%
        ----------------                                      ===========

    ITEM 4. Ownership as of 10/31/98(CONT.)   Page 11 of 13 Pages

       (c) Deemed Voting Power and Disposition Power:
           -----------------------------------------
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed        Deemed
                        to have       to have       to have       to have
                        Sole Power    Shared Power  Sole Power    Shared Power
                        to Vote       to Vote       to Dispose    to Dispose
                        or to         or to         or to         or to
                        Direct        Direct        Direct the    Direct the
                        the Vote      the Vote      Disposition   Disposition
                        ------------  ------------  ------------  ------------

    The Mutuelles AXA,
        as a group               0             0             0             0

    AXA-UAP                      0             0             0             0

    AXA-UAP Entity
    or Entities:
    ------------------
    National Mutual Funds
    Management (Australia)
                             5,800             0         5,800             0
    Sun Life & Provincial
    Holdings PLC (U.K.)
                               300             0           300             0

    The Equitable
    Companies
    Incorporated                 0             0             0             0

    Subsidiaries:
    ------------
    Alliance Capital
    Management L.P.
                         8,609,180     9,933,700    20,686,865             0
    Donaldson, Lufkin
    & Jenrette
    Securities
    Corporation
                                 0             0        -2,700        63,158
    The Equitable
    Life Assurance
    Society of the
    United States
                           978,800       333,400     1,312,200             0
    Wood, Struthers
    & Winthrop
    Management
    Corporation
                           168,290       125,710       352,945             0

                      ------------  ------------  ------------  ------------
               TOTAL     9,762,370    10,392,810    22,355,410        63,158
                      ============  ============  ============  ============

  (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).


                                                      Page 12 of 13 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     ---------------------------------------------
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A
     ----------------------------------------------------------------
    Item 7.
     Identification and Classification of the Subsidiary which Acquired
     ------------------------------------------------------------------
     the Security Being Reporting on by the Parent Holding Company:
     -------------------------------------------------------------

     This Schedule 13G is being filed by Equitable Companies; AXA-UAP, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA-UAP:

    (X) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA-UAP entity or entities;

    (X) in AXA-UAP's capacity as a parent holding company with respect to the holdings of the following AXA-UAP entity or entities:
          National Mutual Funds Management (Australia)
          Sun Life & Provincial Holdings PLC (U.K.)

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X)  Alliance Capital Management L.P.
         (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X)  Donaldson, Lufkin & Jenrette Securities Corporation
         (13-2741729), a broker-dealer registered under Section  15 of
         the Securities  and  Exchange Act of  1934   and an investment
         adviser registered under Section 203 of the Investment
         Advisers Act of 1940.

    (X) The Equitable Life Assurance Society of the United States (13-5570651), an insurance company, a broker-dealer registered under Section 15 of the Securities and Exchange Actof 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X)  Wood, Struthers & Winthrop Management Corporation
         (13-2774791), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                      Page 13 of 13 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: November 9, 1998                THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA-UAP, this statement Schedule 13G is filed on behalf of each of them.